EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

PITTSBURGH, April 23, 2014 - TriState Capital Holdings, Inc. (NASDAQ: TSC) today reported meaningful loan and revenue growth, as well as strong credit quality and profitability, for the first quarter ended March 31, 2014.

The holding company for TriState Capital Bank and Chartwell Investment Partners, Inc. reported net income of $4.6 million in the first quarter of 2014, compared to $4.8 million in the fourth quarter of 2013 and $2.9 million in the first quarter of 2013.

Diluted earnings per share were $0.16 in the first quarter of 2014, $0.17 in the fourth quarter of 2013 and $0.13 in the first quarter of last year, when TriState Capital had 6.6 million fewer average diluted common shares outstanding prior to its May 2013 initial public offering.

“We are pleased with TriState Capital Bank’s strong loan portfolio growth and credit quality, as well as early contributions by our recently acquired Chartwell business, which combined to help drive revenues and earnings in the first quarter,” Chairman and Chief Executive Officer James F. Getz said. “Pairing a highly profitable and capital-light investment management business with our branchless bank model immediately enhanced our risk profile, diversified our sources of revenue, and increased our capability to self-generate additional capital and liquidity from earnings to help fund continued growth.”

FIRST QUARTER 2014 HIGHLIGHTS

•	Total loans of $1.9 billion at period end grew 15.2%, annualized, from Dec. 31, 2013 and 14.1% from March 31, 2013.

•	Total deposits of $2.2 billion at period end grew 47.8%, annualized, from Dec. 31, 2013 and 21.4% from March 31, 2013.

•	Acquisition of Chartwell Investment Partners closed March 5, with the new subsidiary contributing $2.5 million in investment management services revenue in the last month of the quarter.

•	Chartwell assets under management grew by $517 million to $8.0 billion at March 31, 2014.

FIRST QUARTER 2014 RESULTS
TriState Capital’s first quarter 2014 net interest income of $15.9 million compared to $16.4 million in the linked fourth quarter of 2013 and $14.3 million in the year-ago first quarter of 2013. First quarter 2014 net interest income reflects two fewer days’ revenue than the linked quarter, growth in interest earning cash balances in the first three months of the year, and a majority of first quarter loan growth originating in late March. The full interest-income benefit of first quarter loan growth is expected to be realized going forward from the second quarter of 2014. Compared to the year-ago quarter, higher net interest income reflects substantial growth in average loan balances over the last 12 months.

From a credit quality perspective, provision expense was $608,000 in the first quarter of 2014, compared to $473,000 and $2.1 million for the linked and year-ago quarters, respectively.

Net interest margin was 2.86% in the first quarters of 2014 and 2013, compared to 2.97% in the fourth quarter of 2013. NIM in the first quarter of 2014 reflected higher interest earning cash balances maintained in order to fund loan production anticipated in the second quarter of 2014, including continued growth of TriState Capital’s lower-credit-risk private banking channel lending. NIM continued to benefit from improved funding costs, which averaged 0.52% in the first quarter of 2014 compared to 0.54% in the linked quarter and 0.70% in the year ago quarter.

Non-interest income for the first quarter of 2014 was $4.5 million, compared to $1.6 million in the linked quarter and $1.8 million recorded in the year-ago quarter. Non-interest income was enhanced by about one month of investment management services revenues, totaling $2.5 million, from TriState Capital’s new Chartwell subsidiary.

Non-interest income also included pre-tax gains from the sales of fixed rate investment securities available-for-sale of $1.0 million in the first quarter of 2014, $13,000 in the linked quarter and $784,000 in the year-ago quarter.

Revenues, excluding gains from investment securities sales, grew to $19.3 million in the first quarter of 2014, an increase of 7.6% over $18.0 million in the linked quarter and 25.9% over $15.3 million in the year-ago quarter.

EXHIBIT 99

First quarter 2014 non-interest expense of $12.8 million, or 2.22% of average assets on an annualized basis, reflects typical first quarter seasonality in compensation and payroll-related expenses. Also, $1.9 million of TriState Capital’s first quarter 2014 non-interest expense represents about one month of compensation and other costs associated with operating the Chartwell business acquired in March. Fourth quarter 2013 non-interest expense was $11.2 million, or 1.98% of average assets, annualized. For the year-ago quarter, non-interest expense was $9.6 million, or 1.87% of average assets, annualized.

The first quarter 2014 efficiency ratio for the Bank was 64.11%, compared to 58.21%, excluding nonrecurring acquisition expenses, in the fourth quarter of 2013 and 62.73% in the first quarter of 2013. The first quarter 2014 efficiency ratio was largely impacted by the bank’s lower revenues than in the linked quarter, which consisted of two fewer days’ loan interest income, as well as loan growth originating in March 2014. As compared to the year ago quarter, the bank had higher expenses resulting from costs associated with operating as a publicly traded company.

Pre-tax, pre-provision net revenue was $6.5 million in the first quarter of 2014, compared to $6.7 million in the linked quarter and $5.7 million in the year-ago quarter.

BALANCE SHEET GROWTH
Double-digit loan growth in the first quarter of 2014 reflected steady execution of TriState Capital’s strategy for continued loan growth. The Company continued to expand its lower-credit-risk private banking channel lending and saw continued growth in its commercial real estate loan portfolio. Loans totaled $1.9 billion at March 31, 2014, growing 15.2%, annualized, from Dec. 31, 2013, in spite of the seasonal slowdown in originations that many banks typically experience in the first quarter each year. Total loans grew 14.1% from March 31, 2013.

Private banking channel loans totaled $602.1 million at March 31, 2014, compared to $569.3 million at the end of the linked quarter and $446.4 million one year prior. Middle market commercial banking channel loans totaled $1.33 billion at March 31, 2014, compared to $1.29 billion at the end of the linked quarter and $1.25 billion one year prior.

Deposits grew 47.8%, annualized, during the first quarter to $2.19 billion at March 31, 2014, while deposit funding costs declined 2 basis points from the linked quarter. Compared to the year-ago quarter, deposits grew 21.4% at period end, while deposit funding costs declined 18 basis points.

TriState Capital remains very well positioned to profit from a rising interest-rate environment, and the bank continues to manage a highly asset-sensitive balance sheet. At March 31, 2014, 81% of TriState Capital’s loans and 53% of its securities portfolio were floating rate. In addition, 42% of deposits were fixed-rate time deposits.

ASSET QUALITY
Non-performing assets (NPAs) to total assets were 1.20% at March 31, 2014, 0.95% at Dec. 31, 2013, and 0.84% at March 31, 2013. The increase was due to the addition of two non-performing loans in the first quarter. In addition, the allowance for loan losses to non-performing loans measured 64.63% at the end of the first quarter, compared to 93.61% and 102.56% at the end of the linked and prior year quarters, respectively.

Net charge offs to average loans, annualized, were 0.19% in the first quarter of 2014 and 0.60% in the year-ago quarter. For the fourth quarter of 2013, the company had net recoveries representing 0.05% of average loans, annualized. The allowance for loan losses to total loans was 0.97% as of March 31, 2014, compared to 1.02% at Dec. 31, 2013 and 1.04% at March 31, 2013.

INVESTMENT MANAGEMENT PERFORMANCE
Chartwell Investment Partners’ assets under management were $8.0 billion at March 31, 2014 compared to $7.5 billion at Dec. 31, 2013. The first quarter 2014 increase in AUM of $517 million is attributed to net client inflows of $374 million and market appreciation of $143 million.

Chartwell investment management fees for the first 13 weeks of 2014 totaled $7.3 million, of which $2.5 million from March is reflected in TriState Capital’s first quarter consolidated non-interest income.

CAPITAL STRENGTH
TriState Capital’s consistent earnings power continued to support capital ratios in excess of the highest required regulatory benchmark levels. As of March 31, 2014, TriState Capital’s tier 1 leverage ratio was 10.61% and the ratio of tangible equity to tangible assets was 9.85%.

EXHIBIT 99

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on April 24 will be held at 8:30 a.m. ET and may be accessed by dialing 888-317-6016 from the United States, 855-669-9657 from Canada or 412-317-6016 from other international locations. Participants should dial in at least 10 minutes prior to the call and request the “TSC Earnings Call.”

A replay of the call will be available approximately one hour after the end of the conference through 9 a.m. ET on May 1, 2014. The replay may be accessed by dialing 877-344-7529 from the United States or 412-317-0088 from other locations and entering the conference number 10044059.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary has $2.5 billion in assets, as of March 31, 2014, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Princeton, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary has $8.0 billion in assets under management, as of March 31, 2014, and serves TriState Capital’s financial intermediary network and over 150 institutional clients. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s most-recent annual and quarterly reports filed on Form 10-K and Form 10-Q.

NON-GAAP FINANCIAL DISCLOSURES
This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Although TriState Capital believes non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

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MEDIA CONTACTS
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

Mike Gross
267-932-8760, ext. 310
856-628-6169 (mobile)
mike@hornercom.com

INVESTOR RELATIONS CONTACT
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2014	2013	2013
Period-end balance sheet data:
Cash and cash equivalents	$291,449	$146,558	$140,504
Total investment securities	201,280	227,844	198,465
Total loans	1,930,491	1,860,775	1,692,117
Allowance for loan losses	(18,752)	(18,996)	(17,580)
Total loans, net of allowance for loan losses	1,911,739	1,841,779	1,674,537
Goodwill and other intangibles, net	54,275	—	—
Other assets	82,952	74,328	60,781
Total assets	$2,541,695	$2,290,509	$2,074,287

Total deposits	$2,192,963	$1,961,705	$1,806,885
Borrowings	20,000	20,000	20,000
Other liabilities	29,350	14,859	27,305
Total liabilities	2,242,313	1,996,564	1,854,190

Preferred stock - Series C (convertible)	—	—	46,011
Common shareholders' equity	299,382	293,945	174,086
Total shareholders' equity	299,382	293,945	220,097

Total liabilities and shareholders' equity	$2,541,695	$2,290,509	$2,074,287

Income statement data:
Interest income	$18,308	$18,885	$17,399
Interest expense	2,446	2,501	3,055
Net interest income	15,862	16,384	14,344
Provision for loan losses	608	473	2,132
Net interest income after provision for loan losses	15,254	15,911	12,212
Non-interest income:
Investment management fees	2,454	—	—
Net gain on sale of investment securities available-for-sale	1,014	13	784
Other non-interest income	1,012	1,575	1,004
Total non-interest income	4,480	1,588	1,788
Non-interest expense:
Amortization expense	130	—	—
Other non-interest expense	12,662	11,211	9,628
Total non-interest expense	12,792	11,211	9,628
Income before tax	6,942	6,288	4,372
Income tax expense	2,326	1,478	1,517
Net income	$4,616	$4,810	$2,855

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2014	2013	2013
Per share and share data:
Earnings per share:
Basic	$0.16	$0.17	$0.13
Diluted	$0.16	$0.17	$0.13
Book value per common share	$10.43	$10.25	$9.98
Book value per share with preferred converted to common (1)	$10.43	$10.25	$9.86
Tangible book value per share with preferred converted to common (1)	$8.54	$10.25	$9.86
Common shares outstanding, at end of period	28,690,279	28,690,279	17,444,730
Common shares outstanding with preferred converted to common, at end of period (1)	28,690,279	28,690,279	22,322,779
Average common shares outstanding:
Basic	28,690,279	28,690,279	17,436,952
Diluted	29,143,467	29,063,786	22,541,141

Performance ratios:
Return on average assets (2)	0.80%	0.85%	0.56%
Return on average equity (2)	6.29%	6.51%	5.26%
Net interest margin (2) (3)	2.86%	2.97%	2.86%
Bank efficiency ratio (1)	64.38%	62.43%	62.73%
Bank efficiency ratio, as adjusted (1)	64.11%	58.21%	62.73%
Efficiency ratio (1)	66.18%	62.43%	62.73%
Efficiency ratio, as adjusted (1)	65.28%	58.21%	62.73%
Non-interest expense to average assets (2)	2.22%	1.98%	1.87%
Pre-tax, pre-provision net revenue per average employee (2)	$193	$206	$193

Asset quality:
Non-performing loans	$29,015	$20,293	$17,142
Non-performing assets	$30,428	$21,706	$17,432
Other real estate owned	$1,413	$1,413	$290
Non-performing assets to total assets	1.20%	0.95%	0.84%
Allowance for loan losses to total loans	0.97%	1.02%	1.04%
Allowance for loan losses to non-performing loans	64.63%	93.61%	102.56%
Net charge-offs (recoveries)	$852	$(242)	$2,426
Net charge-offs (recoveries) to average total loans (2)	0.19%	(0.05)%	0.60%

Revenue:
Total revenue (1)	$19,328	$17,959	$15,348
Pre-tax, pre-provision net revenue (1)	$6,536	$6,748	$5,720

Capital ratios:
Tangible equity to tangible assets (1)	9.85%	12.83%	10.61%
Tier 1 leverage ratio	10.61%	13.12%	10.53%

Assets under management	$7,971,000	$—	$—

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$181,784	$150	0.33%	$137,824	$115	0.33%	$177,844	$150	0.34%
Federal funds sold	7,567	1	0.05%	8,392	1	0.05%	10,704	4	0.15%
Investment securities available-for-sale	187,882	664	1.43%	206,548	804	1.54%	203,672	936	1.86%
Investment securities held-to-maturity	25,253	217	3.48%	25,283	218	3.42%	—	—	—%
Investment securities trading	—	—	—%	—	—	—%	2,140	11	2.08%
Total loans	1,857,570	17,334	3.78%	1,816,860	17,806	3.89%	1,644,340	16,349	4.03%
Total interest-earning assets	2,260,056	18,366	3.30%	2,194,907	18,944	3.42%	2,038,700	17,450	3.47%
Other assets	73,251			55,222			44,291
Total assets	$2,333,307			$2,250,129			$2,082,991

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$24,106	$6	0.10%	$6,010	$1	0.07%	$5,295	$1	0.08%
Money market deposit accounts	961,955	880	0.37%	947,059	922	0.39%	902,495	979	0.44%
Time deposits (excluding CDARS®)	466,372	986	0.86%	448,872	989	0.87%	483,890	1,308	1.10%
CDARS® time deposits	420,170	553	0.53%	403,728	567	0.56%	353,886	746	0.85%
Borrowings	20,222	21	0.42%	20,000	22	0.44%	20,000	21	0.43%
Total interest-bearing liabilities	1,892,825	2,446	0.52%	1,825,669	2,501	0.54%	1,765,566	3,055	0.70%
Noninterest-bearing deposits	125,772			117,552			81,346
Other liabilities	16,924			13,681			15,898
Shareholders' equity	297,786			293,227			220,181
Total liabilities and shareholders' equity	$2,333,307			$2,250,129			$2,082,991

Net interest income		$15,920			$16,443			$14,395
Net interest spread			2.78%			2.88%			2.77%
Net interest margin (1)			2.86%			2.97%			2.86%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
LOAN COMPOSITION (UNAUDITED)

	March 31, 2014		December 31, 2013		March 31, 2013
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Middle market banking channel loans:
Commercial and industrial	$736,689	38.2%	$739,041	39.7%	$767,077	45.3%
Commercial real estate	591,687	30.6%	552,388	29.7%	478,604	28.3%
Total middle market banking channel loans	1,328,376	68.8%	1,291,429	69.4%	1,245,681	73.6%
Total private banking channel loans	602,115	31.2%	569,346	30.6%	446,436	26.4%
Total loans	$1,930,491	100.0%	$1,860,775	100.0%	$1,692,117	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended March 31, 2014
(Dollars in thousands)	Bank	Investment Management	Consolidated
Income statement data:
Interest income	$18,308	$—	$18,308
Interest expense	2,446	—	2,446
Net interest income	15,862	—	15,862
Provision for loan losses	608	—	608
Net interest income after provision for loan losses	15,254	—	15,254
Non-interest income:
Investment management fees	—	2,454	2,454
Net gain on sale of investment securities available-for-sale	1,014	—	1,014
Other non-interest income	1,012	—	1,012
Total non-interest income	2,026	2,454	4,480
Non-interest expense:
Amortization expense	—	130	130
Other non-interest expense	10,863	1,799	12,662
Non-interest expense	10,863	1,929	12,792
Income before tax	6,417	525	6,942
Income tax expense	2,105	221	2,326
Net income	$4,312	$304	$4,616

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible equity,” “tangible equity to tangible assets,” “common shares outstanding with preferred converted to common,” “book value per share with preferred converted to common,” “tangible book value per share with preferred converted to common,” “total revenue,” “pre-tax, pre-provision net revenue,” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

“Tangible equity” is defined as shareholders' equity reduced by intangible assets, including goodwill, if any. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible equity to tangible assets” is defined as the ratio of shareholders' equity reduced by intangible assets, divided by total assets reduced by intangible assets. We believe this measure is important to many investors who are interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets.

“Common shares outstanding with preferred converted to common” is defined as shares of our common stock issued and outstanding, inclusive of our issued and outstanding Series C preferred stock. We believe this measure is important to many investors who are interested in changes from period to period in our shares of common stock issued and outstanding giving effect to the conversion of shares of our Series C preferred stock which were convertible at the option of the holder and were converted to common stock immediately prior to the closing of the initial public offering, which closed on May 14, 2013. Convertible shares of preferred stock had the effect of not impacting shares of common stock issued and outstanding until they were converted, at which point they added to the number of shares of common stock issued and outstanding.

“Book value per share with preferred converted to common” is defined as book value, divided by shares of common stock issued and outstanding with preferred stock converted to common stock. We believe this measure is important to many investors who are interested in changes from period to period in book value per share inclusive of shares of preferred stock that could be converted to shares of common stock. Prior to conversion, convertible shares of preferred stock had the effect of not impacting book value per common share, but reduced our book value per share with preferred converted to common.

“Tangible book value per share with preferred converted to common” is defined as book value, excluding the impact of goodwill, if any, divided by common shares outstanding with preferred converted to common. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets and inclusive of shares of preferred stock that could be converted to shares of common stock. Goodwill is an intangible asset that is recorded in a purchase business combination. Prior to conversion, convertible shares of preferred stock had the effect of not impacting tangible book value per common share, but reduced our tangible book value per share with preferred converted to common.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on sales of investment securities available-for-sale. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain other items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding net gain (loss) on sale of investment securities available-for-sale. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan losses or other items that are unrelated to our core business.

“Efficiency ratio” is defined as non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2014	2013	2013
Book value per share with preferred converted to common:
Common shareholders' equity	$299,382	$293,945	$174,086
Preferred stock (convertible)	—	—	46,011
Total common shareholders' equity and preferred stock to Series C	$299,382	$293,945	$220,097
Preferred shares outstanding	—	—	48,780.488
Conversion factor	—	—	100
Preferred shares converted to common shares outstanding	—	—	4,878,049
Common shares outstanding	28,690,279	28,690,279	17,444,730
Common shares with preferred shares converted to common	28,690,279	28,690,279	22,322,779
Book value per share with preferred converted to common	$10.43	$10.25	$9.86

Tangible book value per share with preferred converted to common:
Book value per common share	$10.43	$10.25	$9.98
Less: effects of intangible assets	1.89	—	—
Tangible book value	$8.54	$10.25	$9.98
Common shares with preferred shares converted to common	28,690,279	28,690,279	22,322,779
Tangible book value per share with preferred converted to common	$8.54	$10.25	$9.86

Tangible equity to tangible assets:
Total shareholders' equity	299,382	293,945	220,097
Less: intangible assets	54,275	—	—
Tangible equity	$245,107	$293,945	$220,097
Total assets	2,541,695	2,290,509	2,074,287
Less: intangible assets	54,275	—	—
Tangible assets	$2,487,420	$2,290,509	$2,074,287
Tangible equity to tangible assets	9.85%	12.83%	10.61%

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2014	2013	2013
Pre-tax, pre-provision net revenue:
Net interest income before provision for loan losses	$15,862	$16,384	$14,344
Total non-interest income	4,480	1,588	1,788
Less: net gain on the sale of investment securities available-for-sale	1,014	13	784
Total revenue	19,328	17,959	15,348
Less: total non-interest expense	12,792	11,211	9,628
Pre-tax, pre-provision net revenue	$6,536	$6,748	$5,720

Efficiency ratio:
Total non-interest expense (numerator)	$12,792	$11,211	$9,628
Total revenue (denominator)	$19,328	$17,959	$15,348
Efficiency ratio	66.18%	62.43%	62.73%

Efficiency ratio, as adjusted:
Less: Nonrecurring expenses (1)	$45	$757	$—
Less: amortization expense	130	—	—
Total non-interest expense, as adjusted (numerator)	$12,617	$10,454	$9,628
Total revenue (denominator)	$19,328	$17,959	$15,348
Efficiency ratio, as adjusted	65.28%	58.21%	62.73%

(1)	Nonrecurring expenses include costs associated with the Chartwell transaction.

EXHIBIT 99

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Three Months Ended
March 31,
(Dollars in thousands)	2014
Bank pre-tax, pre-provision net revenue:
Net interest income before provision for loan losses	$15,862
Total non-interest income	2,026
Less: net gain on the sale of investment securities available-for-sale	1,014
Total revenue	16,874
Less: total non-interest expense	10,863
Pre-tax, pre-provision net revenue	$6,011

Bank efficiency ratio:
Total non-interest expense (numerator)	$10,863
Total revenue (denominator)	$16,874
Efficiency ratio	64.38%

Bank efficiency ratio, as adjusted:
Less: nonrecurring expenses (1)	$45
Total non-interest expense, as adjusted (numerator)	$10,818
Total revenue (denominator)	$16,874
Efficiency ratio, as adjusted	64.11%

(1)	Nonrecurring expenses include costs associated with the Chartwell transaction.